EXHIBIT 5

Mays & Valentine
NationsBank Center
1111 East Main Street
P.O. Box 1122
Richmond, Virginia 23208-9970


June 3, 1996


Old Point Financial Corporation
1 West Mellen Street
P. O. Box 3392
Hampton, Virginia  23663-0392

Gentlemen:

          We have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Old Point Financial Corporation (the "Company") with the Securities and Exchange Commission on May 31, 1996 covering a maximum of 37,500 shares of common stock ($5.00 par value) to be sold by the Company pursuant to an employee stock purchase plan.
          For purposes of this opinion, we have examined the Company's Articles of Incorporation, Bylaws, and all amendments thereto, the records of the Virginia State Corporation Commission and such other records and documents as we consider necessary for the purpose of this opinion.
          Based on the foregoing, it is our opinion that:
          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full power and authority to carry on the business in which it is now engaged.
          2. All 37,500 shares of the Company's common stock ($5.00 par value) being registered under the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name therein and under the caption "Legal Opinion" in the prospectus contained therein.
                              Sincerely,
                              /s/ Mays & Valentine